Exhibit 2.3

TAX MATTERS AGREEMENT

by and between

EQT CORPORATION

and

EQUITRANS MIDSTREAM CORPORATION

Dated as of November 12, 2018

i

ii

Section 17.17	Performance	43
Section 17.18	Mutual Drafting	43

SCHEDULES

Schedule A

iii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of November 12, 2018, by and between EQT Corporation, a Pennsylvania corporation (“EQT”), and Equitrans Midstream Corporation, a Delaware corporation (“SpinCo” and collectively with EQT, the “Companies” and each, a “Company”).

RECITALS

WHEREAS, EQT and SpinCo have entered into a Separation and Distribution Agreement, dated as of the date hereof (including the Separation Step Plan set forth on Schedule 2.1(a) thereto, the “Separation and Distribution Agreement”), providing for the separation of the Midstream Business from the Upstream Business (the “Separation”), as well as the Transition Services Agreement, dated as of the date hereof (the “Transition Services Agreement”), the Shared Use Agreement, dated as of November 12, 2018 (the “Shared Use Agreement”) and the Employee Matters Agreement, dated as of the date hereof (the “Employee Matters Agreement”);

WHEREAS, EQT and its Subsidiaries have engaged in certain restructuring transactions to facilitate the Separation as set forth in the Separation Step Plan;

WHEREAS, pursuant to the Separation Step Plan and the Partnership Transaction Documents, EQT and its Subsidiaries have consummated the Partnership Transactions;

WHEREAS, pursuant to the Separation Step Plan and the terms of the Separation and Distribution Agreement, EQT will, among other things, (i) contribute, convey, sell and otherwise transfer (and cause its Subsidiaries to contribute, convey, sell and otherwise transfer) the Midstream Assets held by it to SpinCo and the other members of the SpinCo Group and (ii) cause SpinCo and the other members of the SpinCo Group to assume the Midstream Liabilities;

WHEREAS, pursuant to the Separation Step Plan and the terms of the Separation and Distribution Agreement, among other things, (a) EQT RE, LLC, a Delaware limited liability company disregarded as separate from EQT Production Company, a Pennsylvania Corporation (“EPC”), for Federal Income Tax purposes (“EQT RE”), formed Equitrans Midstream Holdings, LLC (formerly known as EQT Midstream Holdings, LLC), a Delaware limited liability company disregarded as separate from EPC for Federal Income Tax purposes (“New LLC”), and (b) EQT RE will contribute to New LLC certain partnership interests in EQM and EQGP, which were received by EQT RE and its Subsidiaries in exchange for certain Midstream Assets previously owned by Rice and its Subsidiaries (including equity interests in former Subsidiaries of Rice engaged the Midstream Business);

WHEREAS, pursuant to the Separation Step Plan and the terms of the Separation and Distribution Agreement, among other things, (a) EPC will contribute (or cause to be contributed) the Midstream Assets held by it other than the limited liability company interest of New LLC to SpinCo in exchange for (i) the assumption by SpinCo of the Midstream Liabilities and (ii) the actual or deemed issuance by SpinCo to EPC of SpinCo Common Stock (the “First Contribution”), and (b) EPC will distribute to EQT (through a DRE of EQT) all of the SpinCo Common Stock (the “Internal Distribution”);

WHEREAS, pursuant to the Separation Step Plan and the terms of the Separation and Distribution Agreement, among other things, EPC will distribute to EQT (through a DRE of EQT) all of the limited liability company interest of New LLC (the “301 Distribution”);

WHEREAS, pursuant to the Separation Step Plan and the terms of the Separation and Distribution Agreement, among other things, (a) EQT will contribute the Midstream Assets held by it to SpinCo in exchange for (i) the assumption by SpinCo of the Midstream Liabilities, (ii) the actual or deemed issuance by SpinCo to EQT of SpinCo Common Stock, and (iii) the Cash Payment, if any (the “Second Contribution”); and (b) EQT will make a distribution, on a pro rata basis, to holders of EQT Common Stock on the External Distribution Date of 80.1 percent of the outstanding SpinCo Common Stock (the “External Distribution”);

WHEREAS, following the Distribution, EQT may undertake the Debt-for-Equity Exchange;

WHEREAS, for Federal Income Tax purposes, it is intended that the Partnership Transactions have the Partnership Transactions Treatment;

WHEREAS, for Federal Income Tax purposes, it is intended that the 301 Distribution have the 301 Distribution Treatment;

WHEREAS, for Federal Income Tax purposes, it is intended that the First Contribution and the Internal Distribution, taken together, shall qualify as a “reorganization” pursuant to Sections 355(a) and 368(a)(1)(D) of the Code;

WHEREAS, for Federal Income Tax purposes, it is intended that the Second Contribution and the External Distribution (and the Debt-for-Equity Exchange, if any), taken together, qualify as a “reorganization” pursuant to Sections 355(a) and 368(a)(1)(D) of the Code; and

WHEREAS, the parties desire to provide for and agree upon the allocation among them of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distributions and to provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

Article 1.         Definition of Terms.  For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“301 Distribution” has the meaning set forth in the recitals.

“301 Distribution Treatment” means the treatment of the 301 Distribution as a taxable distribution of the assets held by New LLC by EPC to EQT (immediately following which distribution EQT holds the assets of New LLC with a basis equal to their respective fair market values).

“355 Distributions” means the Internal Distribution and the External Distribution.

“Accounting Cutoff Date” means any date as of the end of which there is a closing of the financial accounting records for such entity.

“Actually Realized” or “Actually Realizes” means actually incurred or realized (or actually incurs or realizes), and for purposes of determining the timing of the incurrence of any Tax Liability, Distribution Tax-Related Loss, or the realization of a Refund or other Tax Benefit (or any related Tax cost or benefit), whether by receipt or as a credit or other offset to Taxes payable, by a Person in respect of any payment, transaction, occurrence or event, such Tax Liability, Distribution Tax-Related Loss, Refund or other Tax Benefit (or any related Tax cost or benefit) shall be Actually Realized at the time at which the amount of Taxes paid (or Refund realized) by such Person is increased above (or reduced below) the amount of Taxes that such Person would have been required to pay (or Refund that such Person would have realized) but for such payment, transaction, occurrence or event.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset and (c) any claim for refund or credit of Taxes previously paid.

“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.

“Assumed 355(e) Interest” means a 44.4 percent interest, provided, however, that such percentage shall be reduced by the percentage interest in SpinCo issued pursuant to the DRIP in transactions described in clause (b) of the definition of Proposed Acquisition Transaction, and provided, further, that if SpinCo shall have terminated the DRIP, such percentage shall be reduced by the excess, if any, of 0.4 percent over the percentage interest in SpinCo issued pursuant to the DRIP, in each case, calculated in accordance with the principles of Section 355(e) and the Treasury Regulations promulgated thereunder.

“Cash Payment” means the distribution by Controlled to EQT prior to the External Distribution of any cash held by New LLC.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” and “Companies” have the meaning set forth in the preamble.

“Compensatory Equity Interests” has the meaning set forth in Section 6.02(a).

“Contributions” means the First Contribution and the Second Contribution.

“Debt-for-Equity Exchange” means the transfer of all or a portion of the Retained Shares by EQT to its creditors in exchange for outstanding EQT debt obligations.

“DGCL” means the Delaware General Corporation Law.

“Dispute” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution-Related Tax Contest” means any Tax Contest in which the IRS, another Tax Authority or any other party asserts a position that could reasonably be expected to adversely affect the Tax-Free Status or the 301 Distribution Treatment.

“Distributions” means the 355 Distributions and the 301 Distribution.

“Distribution Tax-Related Losses” means (a) all federal, state, local and foreign Taxes (including, for the absence of doubt, interest and penalties thereon), or reduction in Refund, imposed pursuant to any settlement, Final Determination, judgment or otherwise; (b) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (c) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by EQT (or any Affiliate of EQT) or SpinCo (or any Affiliate of SpinCo) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of the First Contribution and the Internal Distribution and the Second Contribution and the External Distribution (and the Debt-for-Equity Exchange, if any) to have Tax-Free Status.

“DRE” means an entity treated as disregarded from its owner for Federal Income Tax purposes.

“DRIP” means the Dividend Reinvestment and Stock Purchase Plan described in the Registration Statement on Form S-1 filed by SpinCo with the Securities and Exchange Commission on November 1, 2018.

“Dropdown Agreement” means that certain Contribution and Sale Agreement dated as of April 25, 2018, by and among EQT, Rice Midstream Holdings LLC, a Delaware limited liability company, EQM and EQM Gathering Holdings, LLC, a Delaware limited liability company.

“Dropdown Transaction” means, collectively, the Rice West Virginia Contribution, the Rice Olympus Contribution and the Strike Force Holdings Contribution, in each case, as defined in the Dropdown Agreement.

“Effective Time” has the meaning set forth in the Separation and Distribution Agreement.

“Employee Matters Agreement” has the meaning set forth in the recitals.

“EPC” has the meaning set forth in the recitals.

“EPC Consolidated WV Oil and Gas Producer/Operator Property Taxes” means all WV Oil and Gas Producer/Operator Property Taxes reported on an EPC consolidated, combined, unitary or similar Tax Return.

“EPC Group” means EPC and each of its Subsidiaries (other than any member of the SpinCo Group).

“EQGP” means EQGP Holdings, LP (formerly known as EQT GP Holdings, LP), a Delaware limited partnership.

“EQM” means EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP), a Delaware limited partnership.

“EQM Successor” has the meaning set forth in Section 7.02(c)(vi).

“EQT” has the meaning set forth in the preamble.

“EQT Affiliated Group” means the affiliated group (as defined in Section 1504 of the Code and the regulations thereunder) of which EQT is the common parent.

“EQT Common Stock” has the meaning ascribed to the term “Parent Shares” in the Separation and Distribution Agreement.

“EQT Comp Deduction” has the meaning set forth in Section 6.02(a).

“EQT Federal Consolidated Income Tax Return” means any Federal Income Tax Return for the EQT Affiliated Group.

“EQT Foreign Combined Income Tax Return” means a consolidated, combined or unitary or other similar Foreign Income Tax Return or any Foreign Income Tax Return with respect to any profit and/or loss sharing group, group payment or similar group or fiscal unity that actually includes, by election or otherwise, one or more members of the EQT Group together with one or more members of the SpinCo Group.

“EQT Group” means EQT and each of its Subsidiaries (other than any member of the SpinCo Group).

“EQT Group Employees” has the meaning ascribed to the term “Parent Employees” in the Employee Matters Agreement.

“EQT Non-Employee Director” has the meaning ascribed to the term “Parent Non-Employee Director” in the Employee Matters Agreement; provided, however, that the term “EQT Non-Employee Director” shall not include any Transferred Director.

“EQT RE” has the meaning set forth in the recitals.

“EQT Retained Tax Benefit” means any Tax Benefit attributable to an EQT Comp Deduction.

“EQT Return” has the meaning set forth in Section 4.01.

“EQT Separate Return” means any Separate Return of EQT or any member of the EQT Group.

“EQT State Combined Income Tax Return” means a consolidated, combined or unitary State Income Tax Return that actually includes, by election or otherwise, one or more members of the EQT Group and one or more members of the SpinCo Group.

“Exchange Debt” means outstanding debt obligations of EQT that are exchanged for Retained Shares pursuant to the Debt-for-Equity Exchange, if any.

“External Distribution” has the meaning set forth in the recitals.

“External Distribution Date” means the date on which the External Distribution is consummated.

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code (and, for the avoidance of doubt, any interest, penalties, additions to tax, or additional amounts in respect of the foregoing).

“Federal Other Tax” means any Tax imposed by the federal government of the United States of America other than any Federal Income Taxes (and, for the avoidance of doubt, any interest, penalties, additions to tax, or additional amounts in respect of the foregoing).

“Fifty-Percent or Greater Interest” has the meaning ascribed to the term “50-percent or greater interest” for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Laws of a State, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“First Contribution” has the meaning set forth in the recitals.

“Force Majeure” has the meaning set forth in the Separation and Distribution Agreement.

“Foreign Income Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or possession of the United States, which is an income tax as defined in Treasury Regulations Section 1.901-2 (and, for the avoidance of doubt, any interest, penalties, additions to tax or additional amounts in respect of the foregoing).

“Foreign Other Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or possession of the United States, other than any Foreign Income Taxes (and, for the avoidance of doubt, any interest, penalties, additions to tax, or additional amounts in respect of the foregoing).

“Former EQT Group Employee” has the meaning ascribed to the term “Former Parent Employee” in the Employee Matters Agreement.

“Former SpinCo Group Employee” has the meaning ascribed to the term “Former SpinCo Employee” in the Employee Matters Agreement.

“Group” means the EQT Group, the EPC Group, the SpinCo Group, or any combination of the foregoing as the context requires.

“High-Level Dispute” means any dispute or disagreement (a) relating to liability under Section 7.05, (b) concerning EQT’s determination pursuant to Section 7.02(c) whether a Post-Distribution Ruling or Unqualified Tax Opinion is satisfactory, (c) concerning the selection of the Opinion Tax Advisor or (d) in which the amount of liability in dispute exceeds $10,000,000.

“IDR Purchase and Sale” has the meaning set forth in the IDR Sale Agreement.

“IDR Sale Agreement” means that certain Incentive Distribution Rights Purchase and Sale Agreement, dated as of April 25, 2018, by and among EQGP, RMGP and EQT.

“Income Tax” means any Federal Income Tax, State Income Tax or Foreign Income Tax.

“Indemnitee” has the meaning set forth in Section 13.03.

“Indemnitor” has the meaning set forth in Section 13.03.

“Internal Distribution” has the meaning set forth in the recitals.

“IRS” means the United States Internal Revenue Service.

“Joint Return” means any Tax Return of a member of the EQT Group or the SpinCo Group that is not a Separate Return.

“Law” has the meaning set forth in the Separation and Distribution Agreement.

“Liability” has the meaning set forth in the Separation and Distribution Agreement.

“Loss” has the meaning set forth in Section 6.01(b).

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 25, 2018, by and among EQM, EQM Midstream Services, LLC (formerly known as EQT Midstream Services, LLC), a Delaware limited liability company and the general partner of EQM, EQM GP Acquisition Sub, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of EQM, EQM Acquisition Sub, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of EQM, RMP, EQM Midstream Management, LLC (formerly known as Rice Midstream Management, LLC), a Delaware limited liability company and the general partner of RMP, and, solely for the limited purposes specified therein, EQT.

“Midstream Assets” has the meaning ascribed to the term “SpinCo Assets” in the Separation and Distribution Agreement.

“Midstream Business” has the meaning ascribed to the term “SpinCo Business” in the Separation and Distribution Agreement.

“Midstream Liabilities” has the meaning ascribed to the term “SpinCo Liabilities” in the Separation and Distribution Agreement.

“New LLC” has the meaning set forth in the recitals.

“Notified Action” has the meaning set forth in Section 7.04(a).

“Opinion Tax Advisor” has the meaning set forth on Schedule A.

“Other Tax” means any Federal Other Tax, State Other Tax, or Foreign Other Tax.

“Partnership Merger” has the meaning ascribed to the term “Merger” in the Merger Agreement.

“Partnership Transaction Documents” means the Merger Agreement, IDR Sale Agreement and Dropdown Agreement.

“Partnership Transactions” means the Dropdown Transaction, the IDR Purchase and Sale and the Partnership Merger.

“Partnership Transactions Treatment” means (a) the qualification of the Dropdown Transaction as a transaction described in Section 721(a) and 731 (if applicable) of the Code, except to the extent properly characterized as a disguised sale described in Section 707(a)(2)(B) of the Code, (b) the qualification of the IDR Purchase and Sale as a transaction described in Section 721 of the Code, except to the extent properly characterized as a disguised sale described in Section 707(a)(2)(B) of the Code and (c) the qualification of the Partnership Merger as an “assets-over” partnership merger transaction under Treasury Regulations Sections 1.708-1(c)(1) and 1.708-1(c)(3)(i), whereby RMP is the terminating partnership and EQM is the resulting partnership, and as a result, (i) RMP is deemed to contribute of all of its assets and liabilities to EQM in exchange for partnership interests in EQM, immediately following which (ii) RMP is deemed to effect a liquidating distribution of such partnership interests in EQM to the partners of RMP as of immediately prior to the Partnership Merger.

“Past Practices” has the meaning set forth in Section 4.03(a).

“Payment Date” means (a) with respect to any EQT Federal Consolidated Income Tax Return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (b) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Payor” has the meaning set forth in Section 5.02(a).

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for Federal Income Tax purposes.

“Post-Distribution Period” means any Tax Period beginning after the External Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the External Distribution Date.

“Post-Distribution Ruling” has the meaning set forth in Section 7.02(c).

“Pre-Distribution Period” means any Tax Period ending on or before the External Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the External Distribution Date.

“Prime Rate” has the meaning set forth in the Separation and Distribution Agreement.

“Private Letter Ruling” means the private letter ruling issued to EQT in response to the Ruling Request initially filed by EQT with the IRS on March 30, 2018.

“Privilege” means any privilege that may be asserted under applicable Law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which SpinCo would merge or consolidate with any other Person or as a result of which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo and/or one or more holders of outstanding shares of SpinCo Capital Stock, any shares of SpinCo Capital Stock.  Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (a) the adoption by SpinCo of a shareholder rights plan, (b) issuances by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer), in each case, of Treasury Regulations Section 1.355-7(d), including such issuances net of exercise price and/or tax withholding (provided, however, that any sale of such stock in connection with a net exercise or tax withholding is not exempt under this clause (b) unless it satisfies the requirements of Safe Harbor VII of Treasury Regulations Section 1.355-7(d)) or (c) issuances by SpinCo pursuant to the DRIP, provided, in the case of this clause (c), such issuances in the aggregate do not exceed a 0.4 percent interest in SpinCo for purposes of Section 355(e).  For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders.  This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.  Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated into this definition and its interpretation.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to or against other Taxes payable), including any interest paid on or with respect to such refund (or credit or overpayment).

“Representation Letters” means the statements of facts and representations, officer’s certificates, representation letters and any other materials (including, without limitation, a Ruling Request and any related supplemental submissions to the IRS or other Tax Authority) delivered by EQT, SpinCo or any of their respective Affiliates or representatives in connection with the rendering by Tax Advisors, and/or the issuance by the IRS or other Tax Authority, of the Tax Opinions/Rulings.

“Required Party” has the meaning set forth in Section 5.02(a).

“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

“Restriction Period” means the period beginning on the date hereof and ending on the twenty-five (25) month anniversary of the External Distribution Date.

“Retained Shares” means the SpinCo Common Stock not distributed by EQT to its shareholders in the External Distribution.

“Retention Date” has the meaning set forth in Section 9.01.

“Rice” means Rice Energy Inc., a Delaware corporation which merged with and into EQT RE, LLC in connection with the Rice Merger.

“Rice Merger” has the meaning ascribed to the term “Integrated Mergers” in the Rice Merger Agreement.

“Rice Merger Agreement” means that certain Agreement and Plan of Merger, dated as of June 19, 2017, by and among EQT, Eagle Merger Sub I, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of EQT, and Rice.

“RMGP” means Rice Midstream GP Holdings LP, a Delaware limited partnership.

“RMP” means RM Partners, LP (formerly known as Rice Midstream Partners LP), a Delaware limited partnership.

“Ruling Request” means the request for private letter rulings filed by EQT on March 30, 2018, with the IRS and/or any other similar request filed with the IRS or any other taxing authority requesting rulings regarding the tax consequences of any Separation Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendments or supplements to such request.

“Second Contribution” has the meaning set forth in the recitals.

“Section 336(e) Election” has the meaning set forth in Section 7.06.

“Separate Return” means (a) in the case of any Tax Return of any member of the SpinCo Group (including any consolidated, combined, unitary or other similar Return), any such Tax Return that does not include any member of the EQT Group and (b) in the case of any Tax Return of any member of the EQT Group (including any consolidated, combined, unitary or other similar Return), any such Tax Return that does not include any member of the SpinCo Group.

“Separation” has the meaning set forth in the recitals.

“Separation and Distribution Agreement” has the meaning set forth in the recitals.

“Separation Step Plan” has the meaning set forth in the Separation and Distribution Agreement.

“Separation Transactions” means the Contributions, Distributions, and other transactions contemplated by the Separation and Distribution Agreement and the Separation Step Plan.

“Shared Use Agreement” has the meaning set forth in the recitals.

“SpinCo” has the meaning set forth in the preamble.

“SpinCo Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the regulations thereunder) by SpinCo, its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code), and EQM and EQGP (and any other partnership for Federal Income Tax purposes the business of which is attributed to SpinCo pursuant to Revenue Ruling 92-17, Revenue Ruling 2002-49, and/or Revenue Ruling 2007-42) of the trades or businesses relied upon to satisfy Section 355(b) of the Code with respect to the Internal Distribution and the External Distribution (as further described in the Ruling Request and the Representation Letters) as conducted immediately prior to the Internal Distribution and the External Distribution, as applicable.

“SpinCo Capital Stock” means all classes or series of capital stock of SpinCo, including (a) the SpinCo Common Stock, (b) all options, warrants and other rights to acquire such capital stock and (c) all instruments properly treated as stock in SpinCo for Federal Income Tax purposes.

“SpinCo Carryback” means the carryback permitted under the Code or other applicable Tax Law of any net operating loss, net capital loss, excess tax credit, or other similar Tax Attribute of any member of the SpinCo Group from a Post-Distribution Period to a Pre-Distribution Period during which such member of the SpinCo Group was included in a Joint Return filed for such Pre-Distribution Period.

“SpinCo Common Stock” has the meaning ascribed to the term “SpinCo Shares” in the Separation and Distribution Agreement.

“SpinCo Group” means SpinCo and each of its Subsidiaries (including, for the avoidance of doubt, (a) any Subsidiary acquired or created by SpinCo after the External Distribution, (b) any entity to which SpinCo or any of its Subsidiaries is a successor for Federal Income Tax purposes and (c) Rice Energy Operating LLC, a Delaware limited liability company, Rice GPH LLC, a Delaware limited liability company, Rice Midstream GP LLC, a Delaware limited liability company, RMGP, Rice Midstream Holdings

LLC, a Delaware limited liability company, RMP, EQM Olympus Midstream LLC (formerly known as Rice Olympus Midstream LLC), a Delaware limited liability company, EQM West Virginia Midstream LLC (formerly known as Rice West Virginia Midstream LLC), a Delaware limited liability company, Strike Force Midstream LLC, a Delaware limited liability company, and Strike Force Midstream Holdings LLC, a Delaware limited liability company).

“SpinCo Group Employees” has the meaning ascribed to the term “SpinCo Employees” in the Employee Matters Agreement.

“SpinCo Relevant Flow-Through Return” means any Tax Return required to be filed by any member of the SpinCo Group which reflects items of income, gain, deduction, loss or credit that are required to be reported on any Tax Return of a member of the EQT Group (including, for the avoidance of doubt, IRS Form 1065 (and related Schedules K-1), and any similar state or local income Tax Return, of EQM or EQGP for any taxable period ending on or before the Distribution Date or any Straddle Period).

“SpinCo Retained Tax Benefit” means any Tax Benefit attributable to a SpinCo Comp Deduction.

“SpinCo Retained Taxes” means any EPC Consolidated WV Oil and Gas Producer/Operator Property Taxes imposed for any taxable period that are attributable to any member of the SpinCo Group, the Midstream Business or the Midstream Assets, as determined by EQT in good faith in accordance with past practice.

“SpinCo Return” has the meaning set forth in Section 4.02.

“SpinCo Separate Return” means any Separate Return of SpinCo or any member of the SpinCo Group.

“State Income Tax” means any Tax imposed by any State of the United States (or by any political subdivision of any such State) or the District of Columbia, or any city or municipality located therein, which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income (and, for the avoidance of doubt, any interest, penalties, additions to tax, or additional amounts in respect of the foregoing).

“State Income Tax Return” means any Tax Return with respect to State Income Taxes.

“State Other Tax” means any Tax imposed by any State of the United States (or by any political subdivision of any such State) or the District of Columbia, or any city or municipality located therein, other than any State Income Taxes (and, for the avoidance of doubt, any interest, penalties, additions to tax, or additional amounts in respect of the foregoing).

“Straddle Period” means any Tax Period that begins on or before and ends after the External Distribution Date.

“Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers’ compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value-added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” means a United States tax counsel or accountant of recognized national standing.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any Refund, credit, or other reduction in Taxes paid or payable.  For purposes of this Agreement, the amount of any Tax Benefit Actually Realized by a Person as a result of any Tax item shall be determined on a “with and without basis.”

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for Refund).

“Tax Dispute” has the meaning set forth in Article 14.

“Tax-Free Status” means:

(a)                                 with respect to the First Contribution and the Internal Distribution, taken together, the qualification thereof as a transaction

(i)                                     described in Section 368(a)(1)(D) and Section 355(a) of the Code,

(ii)                                  in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c)(2), 355(d), 355(e) and 361(c)(2) of the Code,

(iii)                               in which EPC, SpinCo, the members of their respective Groups and EQT recognize no income or gain for Federal Income Tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than gain recognized pursuant to Sections 357(a), 357(c), 361(a) and 752(d) with respect to any liabilities of EQM assumed or deemed assumed by SpinCo in excess of the basis in the assets transferred to SpinCo in the First Contribution; and

(b)                                 with respect to the Second Contribution and the External Distribution (and the Debt-for-Equity Exchange, if any), taken together, the qualification thereof as a transaction

(i)                                     described in Section 368(a)(1)(D) and Section 355(a) of the Code,

(ii)                                  in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c)(2), 355(d), 355(e) and 361(c)(2) of the Code, and

(iii)                               in which EQT, SpinCo, the members of their respective Groups and the shareholders of EQT recognize no income or gain for Federal Income Tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than (x) gain recognized pursuant to Section 361(b) of the Code with respect to any “other property or money” (within the meaning of Section 361(b) of the Code) received by EQT from SpinCo (if any) as part of the Second Contribution (including the Cash Payment, if any) that is not transferred to creditors or shareholders of EQT in connection with the Second Contribution and the External Distribution, or (y) intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, credit, or any other item that increases or decreases Taxes paid or payable.

“Tax Law” means the Law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinions/Rulings” means the opinions of Tax Advisors and/or the rulings by the IRS or other Tax Authorities delivered or issued to EQT in connection with, and regarding the Federal Income Tax treatment of, the Separation Transactions and/or the Partnership Transactions.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax Return” or “Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law, including any attachments, exhibits, schedules or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Third Party” has the meaning set forth in the Separation and Distribution Agreement.

“Third-Party Claim” has the meaning set forth in the Separation and Distribution Agreement.

“Transferred Director” has the meaning set forth in the Employee Matters Agreement.

“Transition Services Agreement” has the meaning set forth in the recitals.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of the Opinion Tax Advisor on which EQT may rely to the effect that a transaction will not affect the Tax-Free Status.  Any such opinion must assume that (a) the First Contribution and the Internal Distribution, taken together, and the Second Contribution and the External Distribution (and the Debt-for-Equity Exchange, if any), taken together, would have qualified for Tax-Free Status if the transaction in question did not occur and (b) except to the extent expressly ruled otherwise by the IRS in the Private Letter Ruling, (i) each of the Rice Merger, any acquisition of Exchange Debt by a financial institution in connection with a Debt-for-Equity Exchange, and any disposition of the Retained Shares (including pursuant to a Debt-for-Equity Exchange) are “part of a plan (or series of related transactions)” with the External Distribution for purposes of Section 355(e), (ii) none of the exceptions set forth in Section 355(e)(3) apply with respect to any acquisition of Retained Shares in exchange for any Exchange Debt acquired by a financial institution in connection with a Debt-for-Equity Exchange, and (iii) the Rice Merger and the disposition of all of the Retained Shares by EQT (including pursuant to a Debt-for-Equity Exchange) will result in one or more persons acquiring directly or indirectly stock representing no less than the Assumed 355(e) Interest in SpinCo for purposes of Section 355(e).

“Upstream Business” has the meaning set forth in the Ruling Request.

“Waiver” has the meaning set forth in Section 7.02(c).

“WV Oil and Gas Producer/Operator Property Tax” means any property tax imposed by the State of West Virginia on the value of property used in (x) the extraction and production of oil and gas for sale and/or (y) the gathering and compression of gas, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

Article 2.                          Allocation of Tax Liabilities.

Section 2.01                             General Rules.

(a)                                 EQT Liability.  EQT shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against any liability for, Taxes (or reduction in Refund) allocated to EQT under this Article 2.

(b)                                 SpinCo Liability.  SpinCo shall be liable for, and shall indemnify and hold harmless the EQT Group from and against any liability for, Taxes (or reduction in Refund) allocated to SpinCo under this Article 2.

(c)                                  Costs and Expenses.  The amounts for which EQT or SpinCo, as applicable, is liable pursuant to Section 2.01(a) and (b), respectively, or for which either Company is liable pursuant to Section 2.08, shall include all accounting, legal and other professional fees, and court costs incurred in connection with the relevant Taxes.

(d)                                 Reductions in Refund; Final Determinations.  Any reference to Taxes in this Article 2 shall include, unless specifically excluded, (i) a reduction in Refund and (ii) any increase in such Tax as a result of a Final Determination.

(e)                                  Employment Taxes.  Notwithstanding anything contained in this Article 2 to the contrary, this Agreement shall not apply with respect to any liability or responsibility for Taxes allocated pursuant to the Employee Matters Agreement (including, without limitation, Section 3.05 thereof).

Section 2.02                             United States Federal Income Taxes.  Except as otherwise provided in Section 2.08:

(a)                                 EQT shall be responsible for any and all Federal Income Taxes due with respect to, or required to be reported on, any EQT Federal Consolidated Income Tax Return or any EQT Separate Return; and

(b)                                 SpinCo shall be responsible for any and all Federal Income Taxes due with respect to, or required to be reported on, any SpinCo Separate Return.

Section 2.03                             United States Federal Other Taxes.  Except as otherwise provided in Section 2.08:

(a)                                 EQT shall be responsible for any and all Federal Other Taxes that are due with respect to, or required to be reported on, any EQT Separate Return; and

(b)                                 SpinCo shall be responsible for any and all Federal Other Taxes that are due with respect to, or required to be reported on, any SpinCo Separate Return.

Section 2.04                             State Income Taxes.  Except as otherwise provided in Section 2.08:

(a)                                 EQT shall be responsible for any and all State Income Taxes due with respect to, or required to be reported on, any EQT State Combined Income Tax Return or any EQT Separate Return; and

(b)                                 SpinCo shall be responsible for any and all State Income Taxes due with respect to, or required to be reported on, any SpinCo Separate Return.

Section 2.05                             State Other Taxes.  Except as otherwise provided in Section 2.08:

(a)                                 EQT shall be responsible for any and all State Other Taxes due with respect to, or required to be reported on, any EQT State Combined Other Tax Return or any EQT Separate Return (in each case, other than any such State Other Taxes that are SpinCo Retained Taxes); and

(b)                                 SpinCo shall be responsible for any and all State Other Taxes due with respect to, or required to be reported on, any SpinCo Separate Return and any and all State Other Taxes that are SpinCo Retained Taxes.

Section 2.06                             Foreign Income Taxes.  Except as otherwise provided in Section 2.08:

(a)                                 EQT shall be responsible for any and all Foreign Income Taxes due with respect to, or required to be reported on, any EQT Foreign Combined Income Tax Return or any EQT Separate Return; and

(b)                                 SpinCo shall be responsible for any and all Foreign Income Taxes due with respect to, or required to be reported on, any SpinCo Separate Return.

Section 2.07                             Foreign Other Taxes.  Except as otherwise provided in Section 2.08:

(a)                                 EQT shall be responsible for any and all Foreign Other Taxes due with respect to, or required to be reported on, any EQT Foreign Combined Other Tax Return or any EQT Separate Return; and

(b)                                 SpinCo shall be responsible for any and all Foreign Other Taxes due with respect to, or required to be reported on, any SpinCo Separate Return.

Section 2.08                             Certain Transaction and Other Taxes.

(a)                                 SpinCo Liability.  SpinCo shall be liable for, and shall indemnify and hold harmless the EQT Group from and against any liability for:

(i)                                     Any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the SpinCo Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Separation Transactions;

(ii)                                  any Tax resulting from a breach by SpinCo of any representation or covenant in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement; and

(iii)                               any Distribution Tax-Related Losses for which SpinCo is responsible pursuant to Section 7.05.

(b)                                 EQT Liability.  EQT shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against any liability for:

(i)                                     Any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the EQT Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Separation Transactions;

(ii)                                  any Tax resulting from a breach by EQT of any representation or covenant in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement; and

(iii)                               any Distribution Tax-Related Losses for which EQT is responsible pursuant to Section 7.05.

Article 3.                          Proration of Taxes for Straddle Periods.

Section 3.01                             General Method of Proration for Straddle Periods.  In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Distribution Periods and Post-Distribution Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b) and any other applicable Tax Law as reasonably interpreted and applied by EQT in its sole and absolute discretion.  No election shall be made under Treasury Regulations Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year’s Tax Items).  If the External Distribution Date is not an Accounting Cutoff Date, the provisions of Treasury Regulations Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the External Distribution Date.

Section 3.02                             Transactions Treated as Extraordinary Item.  In determining the apportionment of Tax Items between Pre-Distribution Periods and Post-Distribution Periods, any Tax Items relating to the Separation Transactions shall be treated as extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the External Distribution Date) be allocated to Pre-Distribution Periods, and any Taxes related to such items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent occurring on or prior to the External Distribution Date) be allocated to Pre-Distribution Periods.

Article 4.                          Preparation and Filing of Tax Returns.

Section 4.01                             EQT Returns.  EQT shall prepare and timely file or cause to be prepared and timely filed (in each case, taking into account extensions), (a) all EQT Federal Consolidated Income Tax Returns, (b) all other Joint Returns, and (c) all EQT Separate Returns (each, an “EQT Return”).  EQT shall file or cause to be filed all EQT Returns and shall pay or cause to be paid all Taxes shown to be due on any such EQT Return to the relevant Tax Authority, and SpinCo shall make any payments to EQT required pursuant to Article 5 in respect of any such EQT Return.

Section 4.02                             SpinCo Returns.  SpinCo shall prepare and timely file, or cause to be prepared and timely filed (in each case, taking into account extensions), all SpinCo Separate Returns and any other Tax Return required to be filed by or with respect to a member of the SpinCo Group other than any Tax Return which EQT is required to prepare pursuant to Section 4.01 (each, a “SpinCo Return”).  SpinCo shall file or cause to be filed all SpinCo Returns and shall pay or cause to be paid all Taxes shown to be due on any such SpinCo Return to the relevant Tax Authority, and EQT shall make any payments to SpinCo required pursuant to Article 5 in respect of any such SpinCo Return.

Section 4.03                             Tax Accounting Practices.

(a)                                 General Rule.  Except as otherwise provided in Section 4.03(b), with respect to any Tax Return for which SpinCo is the Responsible Company that is a Tax Return for any Tax Period ending on or before the External Distribution Date, any Straddle Period or, to the extent Tax Items reported on such Tax Return could reasonably be expected to affect Tax Items reported on any Tax Return that EQT has the obligation or right to prepare and file (or cause to be prepared and filed), any Tax Period beginning after the External Distribution Date, including, for the avoidance of doubt, any SpinCo Relevant Flow-Through Return, (i) such Tax Return shall be prepared in accordance with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question except as otherwise required by a subsequent change in Law, and to the extent there is no Past Practice with respect to any such Tax Item or in the event of a subsequent change in Law, in accordance with reasonable Tax accounting practices selected by SpinCo and reasonably acceptable to EQT, and (ii) notwithstanding anything to the contrary in clause (i), SpinCo shall not, and shall not permit or cause any member of the SpinCo Group to, take any position with respect to any Tax Item on any such Tax Return, or otherwise treat a Tax Item, in a manner that is inconsistent with the manner in which such Tax Item (or related Tax Items) is (or are) reported on a Tax Return which EQT has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.01 (unless there is no reasonable basis for such reporting).  Except as otherwise provided in Section 4.03(b), with respect to any Tax Return for which EQT is the Responsible Company, such Tax Return shall be prepared in accordance with reasonable Tax accounting practices selected by EQT.

(b)                                 Reporting of Transactions.  Except to the extent otherwise required by a change in applicable Tax Law or as a result of a Final Determination, neither EQT nor SpinCo shall, and neither shall permit or cause any member of its respective Group to, take any position that is inconsistent with (i) the Tax-Free Status (or analogous status under state, local or foreign Law), (ii) the Partnership Transactions Treatment (or analogous treatment under state, local or foreign Law), (iii) the 301 Distribution Treatment (or analogous treatment under state, local or foreign Law) or (iv) any of the Separation Transactions or the Partnership Transactions having the tax treatment described in the Tax Opinions/Rulings (or, if not so described in the Tax Opinions/Rulings, in the Separation Step Plan); provided that, in the case of this clause (iv), in any case or with respect to any item where there are no relevant Tax Opinions/Rulings, the Tax treatment of the Separation Transactions and the Partnership Transactions shall be as determined by EQT in its sole and absolute discretion (provided that any such determination shall be consistent with the Tax-Free Status, the Partnership Transactions Treatment and the 301 Distribution Treatment).

Section 4.04                             Consolidated or Combined Tax Returns.  Except as otherwise required pursuant to Section 4.03(b), EQT shall determine in its sole and absolute discretion whether to file a Tax Return for any Tax Period as a Joint Return and the entities to be included in any Joint Return, and EQT shall (and shall be entitled to), in its sole and absolute discretion, make or revoke any Tax elections, adopt or change any Tax accounting methods, and determine any other position taken on or in respect of any Joint Return.  SpinCo shall elect to join (and take any other action necessary to give effect to such election), and shall cause its respective Affiliates to elect to join (and take any other action necessary to give effect to such election), in filing any EQT

Federal Consolidated Income Tax Returns, EQT State Combined Income Tax Returns, EQT Foreign Combined Income Tax Returns and any other Joint Returns that EQT determines are required to be filed or that EQT chooses to file.

Section 4.05                             Right to Review Tax Returns.

(a)                                 General.  The Responsible Company with respect to any Tax Return shall make such Tax Return (or the relevant portions thereof) and related workpapers and other supporting documents available for review by the other Company, if requested, to the extent (i) such Tax Return relates to Taxes for which such other Company (or any of its Affiliates) is or would reasonably be expected to be liable (including in its capacity as a direct or indirect equity holder, including in respect of a SpinCo Relevant Flow-Through Return), (ii) such other Company (or any of its Affiliates) is or would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return (including in its capacity as a direct or indirect equity holder, including in respect of a SpinCo Relevant Flow-Through Return), (iii) such Tax Return relates to Taxes for which such other Company would reasonably be expected to have a claim for Refunds or other Tax Benefits under this Agreement (including in its capacity as a direct or indirect equity holder, including in respect of a SpinCo Relevant Flow-Through Return), or (iv) reasonably necessary for the other Company to confirm compliance with the terms of this Agreement.  The Responsible Company shall use reasonable efforts to make such Tax Return (or relevant portions thereof), workpapers and other supporting documents available for review as required under this Section 4.05(a) sufficiently in advance of the due date for filing of such Tax Return to provide the other Company with a meaningful opportunity to review and comment on such Tax Return.  The Companies shall attempt in good faith to resolve any disagreement arising out of the review of such Tax Return and, failing such resolution, any disagreement shall be resolved in accordance with the dispute resolution provisions of Article 14 as promptly as practicable.

(b)                                 Execution of Returns Prepared by Other Company.  In the case of any Tax Return required to be prepared and filed by one Company under this Agreement and required by Law to be signed by the other Company (or by its authorized representative), the Company legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement, unless there is at least a reasonable basis (or comparable standard under state, local or foreign Law) for the Tax treatment of each material item reported on the Tax Return.

Section 4.06                             SpinCo Carrybacks and Claims for Refund.  Unless EQT otherwise consents in writing, SpinCo shall (and shall cause each member of the SpinCo Group to) (i) not file any Adjustment Request with respect to any Joint Return (or any other Tax Return reflecting or affecting Taxes for which EQT is responsible under Article 2), (ii) make any available election to relinquish, waive or otherwise forgo any SpinCo Carryback arising in a Post-Distribution Period to any Joint Return, and (iii) not make any affirmative election to claim any such SpinCo Carryback.

Section 4.07                             Apportionment of Earnings and Profits and Tax Attributes.

(a)                                 If the EQT Affiliated Group has a Tax Attribute, the portion, if any, of such Tax Attribute apportioned to SpinCo or the members of the SpinCo Group and treated as a carryover to the first Post-Distribution Taxable Period of SpinCo (or such member) shall be determined by EQT in accordance with Treasury Regulations Sections 1.1502-21, 1.1502-21T, 1.1502-22 and 1.1502-79 (and, if applicable, 1.1502-21A and 1.1502-79A).

(b)                                 No Tax Attribute with respect to consolidated Federal Income Tax of the EQT Affiliated Group, other than those described in Section 4.07(a), and no Tax Attribute with respect to consolidated, combined, unitary or similar State Income Tax or Foreign Income Tax, in each case, arising in respect of a Joint Return shall be apportioned to SpinCo or any member of the SpinCo Group, except as EQT (or such member of the EQT Group as EQT shall designate) determines is otherwise required under applicable Tax Law.

(c)                                  EQT (or its designee) shall determine the portion, if any, of any Tax Attribute which must (absent a Final Determination to the contrary) be apportioned to SpinCo or any member of the SpinCo Group in accordance with this Section 4.07 and applicable Tax Law and the amount of tax basis and earnings and profits to be apportioned to SpinCo or any member of the SpinCo Group in accordance with this Section 4.07 and applicable Tax Law, and shall provide written notice of the calculation thereof to SpinCo as soon as reasonably practicable after the information necessary to make such calculation becomes available to EQT.  For the avoidance of doubt, EQT shall not be liable to SpinCo or any member of the SpinCo Group for any failure of any determination under this Section 4.07 to be accurate under applicable Tax Law.

(d)                                 The written notice delivered by EQT pursuant to Section 4.07(c) shall be binding on SpinCo and each member of the SpinCo Group and shall not be subject to dispute resolution.  Except to the extent otherwise required by a change in applicable Tax Law or pursuant to a Final Determination, SpinCo shall not take any position (whether on a Tax Return or otherwise) that is inconsistent with the information contained in such written notice.

(e)                                  Notwithstanding any of the above, the foregoing provisions of this Section 4.07 shall not be construed as obligating EQT to undertake any determination described therein.  In the event that SpinCo requests that EQT undertake any such determination and EQT determines, in its sole and absolute discretion, not to undertake such determination and so advises SpinCo, SpinCo shall be permitted to undertake such determination at its own cost and expense and shall notify EQT of its determination (which determination shall not be binding on EQT).

Article 5.                          Tax Payments.

Section 5.01                             Payment of Taxes.  In the case of any Tax Return reflecting Taxes for which the Company that is not the Responsible Company is responsible under Article 2:

(a)                                 Computation and Payment of Tax Due.  The Responsible Company shall pay any Tax with respect to any such Tax Return required to be paid to the applicable Tax Authority on or before the relevant Payment Date (and provide notice and proof of payment to the other Company).

(b)                                 Computation and Payment of Liability with Respect to Tax Due.  The Responsible Company shall compute the amount of Taxes with respect to such Tax Return for which the other Company is liable under the provisions of Article 2 and shall provide written notice and demand for payment of such amount, accompanied by a statement detailing the Taxes paid and the calculation of the amount payable by the other Company and describing in reasonable detail the particulars relating thereto, to the other Company.  The other Company shall pay to the Responsible Company the amount of Taxes with respect to such Tax Return for which the other Company is liable under the provisions of Article 2 within thirty (30) business days of the date of receipt of such written notice and demand from the Responsible Company; provided that no such payment shall be required to be made any earlier than five (5) business days prior to the relevant Payment Date.

(c)                                  Adjustments Resulting in Underpayments.  In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment.  The Responsible Company shall compute the amount of Taxes with respect to such Final Determination for which the other Company is liable under the provisions of Article 2 and shall provide written notice and demand for payment of such amount, accompanied by a statement detailing the Taxes paid and the calculation of the amount payable by the other Company and describing in reasonable detail the particulars relating thereto, to the other Company.  The other Company shall pay to the Responsible Company the amount for which the other Company is liable with respect to such adjustment under the provisions of Article 2 within thirty (30) business days of the date of receipt of such written notice and demand from the Responsible Company; provided that no such payment shall be required to be made any earlier than five (5) business days prior to the date the additional Tax is required to be paid to the applicable Tax Authority.

Section 5.02                             Indemnification Payments.

(a)                                 If any Company (the “Payor”) is required to pay to a Tax Authority or other party any amounts in respect of Taxes that another Company (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the Payor (and/or pay any other amounts payable by the Required Party in respect of such Taxes under Article 2) within twenty (20) business days of delivery by the Payor to the Required Party of a written notice and demand for payment of such amount, accompanied by evidence of payment and a statement detailing the Taxes paid and the calculation of the amount payable by the Required Party and describing in reasonable detail the particulars relating thereto.

(b)                                 All indemnification payments under this Agreement shall be made by EQT directly to SpinCo and vice versa; provided, however that, if the Companies mutually agree with respect to any such indemnification payment, any member of the EQT Group, on the one hand, may make such indemnification payment to any member of the SpinCo Group, on the other hand, and vice versa.

Article 6.                          Tax Benefits.

Section 6.01                             Tax Benefits.

(a)                                 Except as otherwise provided herein, (i) EQT shall be entitled to any Refund of any Taxes for which EQT is liable hereunder and (ii) SpinCo shall be entitled to any Refund of any Taxes for which SpinCo is liable hereunder (other than any Refund to which EQT is entitled pursuant to clause (i) above).  The Company receiving a Refund to which another Company is entitled hereunder, in whole or in part, shall pay over the amount of such Refund (or portion thereof), and any interest on such amount received from the applicable Tax Authority but net of any costs and expenses (including Taxes and professional fees) incurred by the Company (or a member of its Group) receiving such Refund in connection with obtaining or securing such Refund, to such other Company within thirty (30) business days after the receipt of such Refund or application of such Refund against Taxes otherwise payable.  To the extent that any Refund (or portion thereof) in respect of which any amounts were paid over pursuant to the immediately preceding sentence is subsequently disallowed by the applicable Tax Authority, the Company that received such amounts shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to the other Company.

(b)                                 If (i) a member of the SpinCo Group Actually Realizes any Tax Benefit (A) as a result of an adjustment pursuant to a Final Determination that increases Taxes for which a member of the EQT Group is liable hereunder or otherwise, (B) as a result of any liability, obligation, loss or payment (each, a “Loss”) for which a member of the EQT Group is required to indemnify any member of the SpinCo Group pursuant to this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement (in each case, without duplication of any amounts payable or taken into account under this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement), (C) that is an EQT Retained Tax Benefit or (D) as a result of any Section 336(e) Election (including, for the avoidance of doubt, any Tax Benefit Actually Realized by any member of the SpinCo Group as a result of any step-up in asset basis for Federal Income Tax purposes resulting from such Section 336(e) Election, except to the extent any such Tax Benefit is directly attributable to Taxes imposed on any member of the EQT Group as a result of such Section 336(e) Election and for which a member of the SpinCo Group has actually indemnified EQT pursuant to this Agreement), or (ii) a member of the EQT Group Actually Realizes any Tax Benefit (A) as a result of an adjustment pursuant to a Final Determination that increases Taxes for which a member of the SpinCo Group is liable hereunder or otherwise, (B) as a result of any Loss for which a member of the SpinCo Group is required to indemnify any member of the EQT Group pursuant to this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement (in each case, without duplication of any amounts payable or taken into account under this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement), or (C) that is a SpinCo Retained Tax Benefit, SpinCo or EQT, as the case may be, shall make a payment to the other Company in an amount equal to the amount of such Actually Realized Tax Benefit in cash within thirty (30) business days of Actually Realizing such Tax Benefit.  To the extent that any Tax Benefit (or portion thereof) in respect of which any amounts were paid over pursuant to the foregoing provisions of this Section 6.01(b) is subsequently disallowed by the applicable Tax Authority, the Company that received such amounts shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to the other Company.

(c)                                  No later than twenty (20) business days after a Tax Benefit described in Section 6.01(b) is Actually Realized by a member of the EQT Group or a member of the SpinCo Group, EQT (if a member of the EQT Group Actually Realizes such Tax Benefit) or SpinCo (if a member of the SpinCo Group Actually Realizes such Tax Benefit), as the case may be, shall provide the other Company with a written calculation of the amount payable to such other

Company pursuant to Section 6.02(b).  In the event that EQT or SpinCo, as the case may be, disagrees with any such calculation described in this Section 6.01(c), EQT or SpinCo shall so notify the other Company in writing within fifteen (15) business days of receiving such written calculation.  EQT and SpinCo shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Article 6 shall be determined in accordance with the dispute resolution provisions of Article 14 as promptly as practicable.

(d)                                 SpinCo shall be entitled to any Refund Actually Realized by a member of the EQT Group that is attributable to, and would not have arisen but for, a SpinCo Carryback that is required under applicable Tax Law and is not effected in violation of Section 4.06; provided, however, that SpinCo shall indemnify and hold the members of the EQT Group harmless from and against any and all collateral Tax consequences resulting from, attributable to or caused by any such SpinCo Carryback, including (but not limited to) the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the EQT Group or an Affiliate thereof if (x) such Tax Attributes expire unutilized, but would have been utilized but for such SpinCo Carryback, or (y) the use of such Tax Attributes is postponed to a later taxable period than the taxable period in which such Tax Attributes would have been utilized but for such SpinCo Carryback.  Any such payment of such Refund made by any member of the EQT Group to SpinCo pursuant to this Section 6.01(d) shall be recalculated as appropriate in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of a Tax Attribute of the EQT Group to a Tax Period in respect of which such Refund is received) that would affect the amount to which SpinCo is entitled, and an appropriate adjusting payment shall be made by SpinCo to the EQT Group such that the aggregate amount paid pursuant to this Section 6.01(d) equals such recalculated amount.

(e)                                  Any determinations with respect to any Refund or other Tax Benefit to which a Group may be entitled pursuant to any of the foregoing provisions of Section 6.01 shall be made without duplication of any Refund, Tax Benefit or Tax Item to the extent already taken into account (i) in determining any entitlement of such Group to any amounts pursuant to any other provision of this Section 6.01 or this Agreement or (ii) to reduce any Liability for Taxes of such Group pursuant to Article 2.

(f)                                   For purposes of this Agreement, the amount of any Refund required to be paid to another Company shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

Section 6.02                             EQT and SpinCo Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation.

(a)                                 Allocation of Deductions.  To the extent permitted by applicable Tax Law, Income Tax deductions arising from exercises of compensatory options, settlement of restricted stock unit awards, or exercises, vesting or settlement of any other compensatory equity or equity-based award, in each case, with respect to EQT stock or SpinCo stock, and in each case following the External Distribution (such options, restricted share awards, restricted stock unit awards, and other compensatory equity or equity-based awards, collectively, “Compensatory Equity Interests”),  shall be claimed (A) in the case of an EQT Group Employee, Former EQT Group Employee or EQT Non-Employee Director (an “EQT Comp Deduction”), solely by the

EQT Group, and (B) in the case of a SpinCo Group Employee, Former SpinCo Group Employee or Transferred Director (a “SpinCo Comp Deduction”), solely by the SpinCo Group.  To the extent that any EQT Comp Deduction may not be claimed under applicable Tax Law by a member of the EQT Group but may be claimed under applicable Tax Law by a member of the SpinCo Group, SpinCo shall (or shall cause the relevant member of the SpinCo Group to) claim such deduction.  To the extent that any SpinCo Comp Deduction may not be claimed under applicable Tax Law by a member of the SpinCo Group but may be claimed under applicable Tax Law by a member of the EQT Group, EQT shall (or shall cause the relevant member of the EQT Group) to claim such deduction.

(b)                                 Withholding and Reporting.  Tax reporting and withholding with respect to Compensatory Equity Interests shall be governed by Section 4.02(j)(ii) of the Employee Matters Agreement.  Certain Tax reporting and withholding matters with respect to SpinCo Employees for the Tax Period that includes the External Distribution are addressed in, and shall be governed by, Section 3.05 of the Employee Matters Agreement.  In the event of any conflict between this Agreement and the Employee Matters Agreement with respect to Tax withholding and reporting obligations relating to compensation or compensatory matters, the Employee Matters Agreement shall control.

Article 7.                          Tax-Free Status.

Section 7.01                             Representations.

(a)                                 Each of EQT and SpinCo hereby represents and warrants that (i) it has examined the Ruling Request, the Representation Letters and the Tax Opinions/Rulings (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions and policies of it, its Subsidiaries, its business or its Group) and (ii) all statements, information, representations and covenants contained therein that relate to such Company or any member of its Group are true, correct and complete.

(b)                                 SpinCo hereby represents and warrants that it has no plan or intention of taking any action, or failing to take any action (or causing or permitting any member of its Group to take or fail to take any action), or knows of any circumstance that would or could reasonably be expected to (i) cause any representation or factual statement made in this Agreement, the Separation and Distribution Agreement, any of the Ancillary Agreements, the Ruling Request, any of the Representation Letters or any of the Tax Opinions/Rulings to be untrue or (ii) adversely affect, jeopardize or prevent the Tax-Free Status, the Partnership Transaction Treatment, the 301 Distribution Treatment or the treatment of any Separation Transaction described in the Tax Opinions/Rulings (or if not so described in the Tax Opinions/Rulings, in the Separation Step Plan).

(c)                                  SpinCo hereby represents and warrants that, during the two-year period ending on the External Distribution Date, there was no (and there will not be any) “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the SpinCo Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding an acquisition of all or a significant portion of the SpinCo Capital Stock (or any predecessor); provided, however, that no representation is made regarding any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of EQT who are not officers or directors of SpinCo.

Section 7.02                             Restrictions on SpinCo.

(a)                                 Inconsistent Actions.  SpinCo shall not take or fail to take, or cause or permit any of its Affiliates to take or fail to take, any action if such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in any Ruling Request, any Representation Letter, any Tax Opinions/Ruling, this Agreement, the Separation and Distribution Agreement or any of the Ancillary Agreements.  SpinCo shall not take or fail to take, or cause or permit any of its Affiliates to take or fail to take, any action if such action or failure to act would or could reasonably be expected to adversely affect, jeopardize or prevent the Tax-Free Status, the Partnership Transactions Treatment, the 301 Distribution Treatment or the treatment of any Separation Transaction described in the Tax Opinions/Rulings (or if not so described in the Tax Opinions/Rulings, in the Separation Step Plan).

(b)                                 Active Trade or Business.  From the date hereof until the first day after the Restriction Period, SpinCo shall (i) maintain its status as a company engaged in the SpinCo Active Trade or Business for purposes of Section 355(b)(2) of the Code and (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the SpinCo Active Trade or Business for purposes of Section 355(b)(2) of the Code.

(c)                                  Additional SpinCo Restrictions.  From the date hereof until the first day after the Restriction Period, SpinCo shall not:

(i)                                     enter into any Proposed Acquisition Transaction or, to the extent SpinCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of SpinCo’s charter or bylaws or otherwise),

(ii)                                  merge or consolidate with any other Person or liquidate or partially liquidate (including any transaction treated as a liquidation or partial liquidation for Federal Income Tax purposes),

(iii)                               in a single transaction or series of transactions (A) sell or transfer or cause or permit any of its Affiliates to sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of (x) the assets that were transferred to SpinCo pursuant to a Contribution or (y) the assets of EQM or EQGP or any of their respective Subsidiaries, (B) sell or transfer or cause or permit any of its

Affiliates to sell or transfer, directly or indirectly, 50% or more of the gross assets of the SpinCo Active Trade or Business or (C) sell or transfer or cause or permit any of its Affiliates to sell or transfer, directly or indirectly, 30% or more of the consolidated gross assets of SpinCo and its Affiliates (in each case, (x) such percentages to be measured based on fair market value as of the External Distribution Date, (y) for this purpose, a sale or transfer of assets includes any transaction treated as a sale or transfer of such assets for Federal Income Tax purposes and (z) a sale or transfer of assets does not include a merger or other combination of EQM and EQGP treated as a merger or consolidation pursuant to Treasury Regulations Section 1.708-1(c), if such merger or other combination does not result in any decrease in SpinCo’s direct or indirect interest in any of the assets described in this clause Section 7.02(c)(iii)),

(iv)                              redeem or otherwise repurchase (directly or through an Affiliate of SpinCo) any SpinCo stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment by Revenue Procedure 2003-48),

(v)                                 amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of SpinCo Capital Stock (including, without limitation, through the conversion of one class of SpinCo Capital Stock into another class of SpinCo Capital Stock),

(vi)                              directly or indirectly sell, convey or otherwise transfer any equity interest in EQGP, cause or permit EQGP to sell, convey or otherwise transfer any equity interest in EQM, cause or permit EQGP or EQM to issue, reclassify or redeem any equity interest in EQGP or EQM, or otherwise take or fail to take any other action or cause or permit EQGP or EQM to take or fail to take any other action, if such sale, conveyance, transfer, issuance, reclassification, redemption or other action or failure to act would or reasonably could result in SpinCo holding less than (i) a 35% interest, directly or indirectly through EQGP, in each of the profit, loss and capital of EQM or, (ii) in the case of or following a merger or other combination of EQM and EQGP in any form, a 35% interest, directly or indirectly, in each of the profit, loss and capital of the successor or survivor (an “EQM Successor”) (in the case of each of clause (i) and (ii), within the meaning of Revenue Ruling 92-17 and Revenue Ruling 2002-49, and otherwise determined in accordance with the Ruling Request and the Tax Opinions/Rulings),

(vii)                           cease to provide or be treated as providing “active and substantial management functions” (within the meaning of Revenue Ruling 92-17, and otherwise consistent with the description of the active and substantial management functions to be provided by SpinCo to EQM set forth in the Ruling Request and the Tax Opinions/Rulings) to EQM or an EQM Successor, or

(viii)                        take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation or covenant made in the Ruling Request, the Representation Letters or the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this

Section 7.02(c)) would or reasonably could have the effect of causing or permitting one or more Persons to acquire, directly or indirectly, stock representing a Fifty-Percent or Greater Interest in SpinCo or otherwise jeopardize the Tax-Free Status, unless, in each case, prior to taking any such action set forth in the foregoing clauses (i) through (vii), (A) SpinCo shall have requested that EQT obtain a private letter ruling (or, if applicable, a supplemental private letter ruling) from the IRS and/or any other applicable Tax Authority in accordance with Section 7.04(b) and (d) of this Agreement (a “Post-Distribution Ruling”) to the effect that such transaction will not affect the Tax-Free Status and EQT shall have received such a Post-Distribution Ruling in form and substance satisfactory to EQT in the exercise of its reasonable discretion (and in exercising such discretion, EQT may consider, among other relevant facts and circumstances, the appropriateness of any underlying assumptions and management’s representations made in connection with such Post-Distribution Ruling), or (B) SpinCo shall have provided EQT with an Unqualified Tax Opinion in form and substance satisfactory to EQT in the exercise of its reasonable discretion  (and in exercising such discretion, EQT may consider, among other relevant facts and circumstances, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion) or (C) EQT shall have waived (which waiver may be withheld by EQT in its sole and absolute discretion) the requirement to obtain such a Post-Distribution Ruling or Unqualified Tax Opinion (a “Waiver”).

Section 7.03                             Restrictions on EQT.  EQT agrees that it will not take or fail to take, or cause or permit any member of the EQT Group to take or fail to take, any action if such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in any Ruling Request, this Agreement, the Separation and Distribution Agreement, any of the Ancillary Agreements, any Representation Letter or any Tax Opinions/Ruling.  EQT agrees that it will not take or fail to take, or cause or permit any member of the EQT Group to take or fail to take, any action if such action or failure to act would or could reasonably be expected to adversely affect, jeopardize or prevent the Tax-Free Status, the Partnership Transactions Treatment, the 301 Distribution Treatment or the treatment of any Separation Transaction described in the Tax Opinions/Rulings (or if not so described in the Tax Opinions/Rulings, in the Separation Step Plan).

Section 7.04                             Procedures Regarding Opinions and Rulings.

(a)                                 Notified Actions.  If SpinCo notifies EQT that it desires to take one of the actions described in clauses (i) through (viii) of Section 7.02(c) (a “Notified Action”), EQT and SpinCo shall reasonably cooperate to attempt to obtain the Post-Distribution Ruling or Unqualified Tax Opinion referred to in Section 7.02(c), unless EQT shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion.

(b)                                 Rulings or Unqualified Tax Opinions at SpinCo’s Request.  Unless EQT shall have waived the requirement to obtain a Post-Distribution Ruling or Unqualified Tax Opinion, upon the reasonable request of SpinCo pursuant to Section 7.02(c), EQT shall cooperate with SpinCo and use its commercially reasonable efforts to seek to obtain, as expeditiously as possible, a Post-Distribution Ruling or an Unqualified Tax Opinion for the purpose of permitting SpinCo to take the Notified Action.  Notwithstanding the foregoing, in no event shall EQT be required to file or cooperate in the filing of any request for a Post-Distribution Ruling under this Section 7.04(b), unless SpinCo represents that (i) it has reviewed the request for such Post-Distribution Ruling, and (ii) all statements, information and representations, if any, relating to any member of the SpinCo Group, contained in such request and related private letter ruling documents are (subject to any qualifications therein) true, correct and complete.  SpinCo shall reimburse EQT for all reasonable out-of-pocket costs and expenses incurred by the EQT Group in obtaining a Post-Distribution Ruling or Unqualified Tax Opinion requested by SpinCo within twenty (20) business days after receiving an invoice from EQT therefor.

(c)                                  Rulings or Unqualified Tax Opinions at EQT’s Request.  EQT shall have the right to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion.  If EQT determines to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion, SpinCo shall (and shall cause its Affiliates to) cooperate with EQT and take any and all actions reasonably requested by EQT in connection with obtaining the Post-Distribution Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS, any other applicable Tax Authority or a Tax Advisor; provided, that SpinCo shall not be required to make (or cause any of its Affiliate to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).  EQT shall reimburse SpinCo for all reasonable out of pocket costs and expenses incurred by the SpinCo Group in obtaining a Post-Distribution Ruling or an Unqualified Tax Opinion requested by EQT within twenty (20) business days after receiving an invoice from SpinCo therefor.

(d)                                 Ruling Process Control.  EQT shall have sole and exclusive control over the process of obtaining any Post-Distribution Ruling, and only EQT shall be permitted to apply for a Post-Distribution Ruling.  In connection with obtaining a Post-Distribution Ruling pursuant to Section 7.04(b), (i) EQT shall keep SpinCo informed in a timely manner of all material actions taken or proposed to be taken by EQT in connection therewith; (ii) EQT shall (A) reasonably in advance of the submission of any related private letter ruling documents provide SpinCo with a draft copy thereof, (B) reasonably consider SpinCo’s comments on such draft copy, and (C) provide SpinCo with a final copy; and (iii) EQT shall provide SpinCo with notice reasonably in advance of, and SpinCo shall have the right to attend, any formally scheduled meetings with the IRS or other applicable Tax Authority (subject to the approval of the IRS or such Tax Authority) that relate to such Post-Distribution Ruling.  Neither SpinCo nor any of its Affiliates shall seek any guidance from the IRS or any other Tax Authority (whether written, oral or otherwise) at any time concerning the Contributions, the Distributions, the Partnership Transactions or any of the other Separation Transactions (including the impact of any transaction on any of the foregoing).

Section 7.05                             Liability for Distribution Tax-Related Losses.

(a)                                 SpinCo Liability for Distribution Tax-Related Losses.  Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, but subject to Section 7.05(c), and in each case regardless of whether a Post-Distribution Ruling, Unqualified Tax Opinion or Waiver may have been obtained or provided, SpinCo shall be responsible for, and shall indemnify and hold harmless EQT and its Affiliates from and against, any Distribution Tax-Related Losses that are attributable to or result from any one or more of the following:

(i) the acquisition (other than pursuant to the Contributions or the Distributions) of all or a portion of SpinCo’s Capital Stock or all or a portion of SpinCo’s and/or its Affiliates’ stock and/or assets by any means whatsoever by any Person, (ii) any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by SpinCo, any of its Affiliates, or any one or more officers or directors of SpinCo or any other member of the SpinCo Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding transactions or events (including, without limitation, stock issuances (pursuant to the exercise of stock options or otherwise), grants of options, equity interests of SpinCo or other compensatory interests, capital contributions or acquisitions, or any series of such transactions or events) that cause either of the 355 Distributions to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, a Fifty-Percent or Greater Interest in SpinCo (or any successor thereof), (iii) any action or failure to act by SpinCo or any of its Affiliates after the External Distribution (including, without limitation, any amendment to SpinCo’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of SpinCo stock (including, without limitation, through the conversion of one class of SpinCo Capital Stock into another class of SpinCo Capital Stock), (iv) any act or failure to act by SpinCo or any of its Affiliates described in Section 7.02 (regardless whether such act or failure to act is covered by a Post-Distribution Ruling, Unqualified Tax Opinion or Waiver) or (v) any breach by SpinCo of its agreements and representations set forth in Section 7.01.

(b)                                 EQT Liability for Distribution Tax-Related Losses.  Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, subject to Section 7.05(c), EQT shall be responsible for, and shall indemnify and hold harmless SpinCo and its Affiliates from and against any Distribution Tax-Related Losses that are attributable to, or result from any one or more of the following:  (i) the acquisition (other than pursuant to the Contributions or the Distributions) of all or a portion of EQT’s stock or all or a portion of EQT’s and/or its or its subsidiaries’ stock and/or assets by any means whatsoever by any Person, (ii) any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by EQT, any of its Affiliates, or any one or more officers or directors of EQT or of any other member of the EQT Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding transactions or events (including, without limitation, stock issuances (pursuant to the exercise of stock options or otherwise), grants of options, equity interests of EQT or other compensatory interests, capital contributions or acquisitions, or any series of such transactions or events) that cause the External Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, a Fifty-Percent or Greater Interest in EQT (or any successor thereof), (iii) any action or failure to act by EQT or any of its Affiliates described in Section 7.03 or (iv) any breach by EQT of its agreement and representations set forth in Section 7.01(a).

(c)                                  Shared Liability for Distribution Tax-Related Losses.  To the extent that any Distribution Tax-Related Loss is subject to indemnity under both Section 7.05(a) and (b), responsibility for such Distribution Tax-Related Loss shall be shared by EQT and SpinCo according to relative fault as determined by EQT in good faith, it being agreed and understood that any transactions that occurred prior to the External Distribution (including, for the avoidance of doubt, the Rice Merger), any acquisition of any Exchange Debt by a financial institution in connection with the Debt-for-Equity Exchange and any disposition of the Retained Shares by EQT (including pursuant to any Debt-for-Equity Exchange) shall not be taken into account in determining relative fault for any Distribution Tax-Related Loss caused in whole or in part by any action or failure to act following the External Distribution.

(d)                                 Payment of Distribution Tax-Related Losses Owed.  SpinCo shall pay EQT the amount of any Distribution Tax-Related Losses for which SpinCo is responsible under this Section 7.05:  (i) in the case of Distribution Tax-Related Losses described in clause (a) of the definition of Distribution Tax-Related Losses no later than five (5) business days prior to the date EQT files, or causes to be filed, the applicable Tax Return, or, if such Distribution Tax-Related Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” no later than five (5) business days prior to the due date for making payment with respect to such Final Determination and (ii) in the case of Distribution Tax-Related Losses described in clause (b) or (c) of the definition of Distribution Tax-Related Losses, no later than five (5) business days after the date EQT pays such Distribution Tax-Related Losses.  EQT shall pay SpinCo the amount of any Distribution Tax-Related Losses described in clause (b) or (c) of the definition of Tax-Related Losses for which EQT is responsible under this Section 7.05 no later than five (5) business days after the date SpinCo pays such Distribution Tax-Related Losses.  Each Company shall have the right to review the calculation of Distribution Tax-Related Losses prepared by the other Company, including any related workpapers and other supporting documentation.

Section 7.06                             Section 336(e) Election.  If EQT determines, in its sole and absolute discretion, that a protective election under Section 336(e) of the Code (a “Section 336(e) Election”) shall be made with respect to the External Distribution, SpinCo shall (and shall cause its relevant Affiliates to) join with EQT or the relevant member of the EQT Group in the making of such election and shall take any action reasonably requested by EQT or that is otherwise necessary to give effect to such election (including making any other related election).  If a Section 336(e) Election is made with respect to the External Distribution, then this Agreement shall be amended in such a manner as is determined by EQT in good faith to take into account such Section 336(e) Election.

Section 7.07                             Certain Assumptions.  For purposes of this Agreement (including the restrictions and covenants and obligations of the parties set forth in this Article 7, the requirements for an Unqualified Tax Opinion, and any other provision of this Agreement or determination hereunder relating to the Tax-Free Status of the 355 Distributions (or the application of Section 355(e) thereto)), it shall be assumed that, except to the extent expressly ruled otherwise by the IRS in the Private Letter Ruling, (a) each of the Rice Merger, any acquisition of Exchange Debt by a financial institution in connection with a Debt-for-Equity Exchange, and any disposition of the Retained Shares (including pursuant to a Debt-for-Equity Exchange) are “part of a plan (or series of related transactions)” with the External Distribution for purposes of Section 355(e) (b) none of the exceptions set forth in Section 355(e)(3) apply with respect to any acquisition of Retained Shares in exchange for any Exchange Debt acquired by a financial institution in connection with a Debt-for-Equity Exchange and (c) the Rice Merger and the disposition of all of the Retained Shares by EQT (including pursuant to a Debt-for-

Equity Exchange) will result in one or more persons acquiring directly or indirectly stock representing no less than the Assumed 355(e) Interest in SpinCo for purposes of Section 355(e).

Article 8.                          Assistance and Cooperation.

Section 8.01                             Assistance and Cooperation.

(a)                                 Each of the Companies shall provide (and cause its Affiliates to provide) the other and its agents, including accounting firms and legal counsel, with such cooperation or information as such other Company reasonably requests in connection with (i) preparing and filing Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed.  Such cooperation shall include making available, upon reasonable notice, all information and documents in their possession relating to the other Company and its Affiliates as provided in Article 9.  Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes.

(b)                                 Any information or documents provided under this Article 8 or Article 9 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns, in connection with any administrative or judicial proceedings relating to Taxes or as required by its financial statement auditors.  Notwithstanding any other provision of this Agreement or any other agreement, in no event shall either of the Companies or any of its respective Affiliates be required to provide the other Company or any of its respective Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege.  In addition, in the event that either Company determines that the provision of any information to the other Company or its Affiliates could be commercially detrimental, violate any Law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with their obligations under this Article 8 or Article 9 in a manner that avoids any such harm or consequence.

Section 8.02                             Income Tax Return Information.  SpinCo and EQT acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by EQT or SpinCo pursuant to Section 8.01 or this Section 8.02.  SpinCo and EQT acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by EQT or SpinCo could cause irreparable harm.  Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns.  Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.

Section 8.03                             Reliance by EQT.  If any member of the SpinCo Group supplies information to a member of the EQT Group in connection with a Tax liability and an officer of a member of the EQT Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the EQT Group identifying the information being so relied upon, the Chief Financial Officer of SpinCo (or any officer of SpinCo as designated by the Chief Financial Officer of SpinCo) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.  SpinCo agrees to indemnify and hold harmless each member of the EQT Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the SpinCo Group having supplied, pursuant to this Article 8, a member of the EQT Group with inaccurate or incomplete information in connection with a Tax liability.

Section 8.04                             Reliance by SpinCo.  If any member of the EQT Group supplies information to a member of the SpinCo Group in connection with a Tax liability and an officer of a member of the SpinCo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the SpinCo Group identifying the information being so relied upon, the Chief Financial Officer of EQT (or any officer of EQT as designated by the Chief Financial Officer of EQT) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.  EQT agrees to indemnify and hold harmless each member of the SpinCo Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the EQT Group having supplied, pursuant to this Article 8, a member of the SpinCo Group with inaccurate or incomplete information in connection with a Tax liability.

Article 9.                          Tax Records.

Section 9.01                             Retention of Tax Records.  Each Company shall preserve and keep all Tax Records in its possession relating to the assets and activities of the Group for Pre-Distribution Periods or Taxes or Tax matters that are the subject of this Agreement, in each case, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (a) after the expiration of any applicable statutes of limitations (taking into account extensions), or (b) seven (7) years after the External Distribution Date (such later date, the “Retention Date”).  After the Retention Date, each Company may dispose of such Tax Records upon ninety (90) days’ prior written notice to the other Company.  If, prior to the Retention Date, a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Article 9 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon ninety (90) days’ prior notice to the other Company.  Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book or other record accumulation being disposed.  The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such ninety (90)-day period, all or any part of such Tax Records.

Section 9.02                             Access to Tax Records.  The Companies and their respective Affiliates shall make available to each other for inspection and copying/scanning during normal business hours upon reasonable notice all Tax Records to the extent reasonably required by the other

Company in connection with the preparation of financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Article 10.                   Tax Contests.

Section 10.01                      Notice.  Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest relating to Taxes, Refunds or Tax Benefits for which it may be entitled to indemnification by the other Company hereunder or for which it may be required to indemnify the other Company hereunder.  Such notice shall include copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability and/or other relevant Tax matters in reasonable detail.  The failure of one Company to notify the other of such communication in accordance with the immediately preceding sentences shall not relieve such other Company of any liability or obligation to pay such Tax or make indemnification payments under this Agreement, except to the extent that the failure timely to provide such notification actually prejudices the ability of such other Company to contest such Tax liability (or contest any determination in respect of any Refund or Tax Benefit) or increases the amount of such Tax liability (or reduces the amount of such Refund or Tax Benefit).

Section 10.02                      Control of Tax Contests.

(a)                                 Separate Company Taxes.

(i)                                     In the case of any Tax Contest with respect to any EQT Separate Return, EQT shall have exclusive control over such Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to Section 10.02(c) and Section 10.02(e).

(ii)                                  In the case of any Tax Contest with respect to any SpinCo Separate Return, SpinCo shall have exclusive control over such Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to Section 10.02(d) and Section 10.02(e).

(b)                                 Joint Returns and Certain Other Returns.  In the case of any Tax Contest with respect to any Joint Return, EQT shall have exclusive control over such Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to Section 10.02(c) and Section 10.02(e).

(c)                                  SpinCo Rights.  In the case of any Tax Contest described in Section 10.02(a)(i) or Section 10.02(b) (other than, in each case, any Tax Contest described in Section 10.02(e)), if, as a result of such Tax Contest, SpinCo could reasonably be expected to become liable to make any indemnification payment to EQT hereunder in excess of $500,000, then, (1i) EQT shall keep SpinCo reasonably informed in a timely manner of all significant developments in respect of such Tax Contest and all significant actions taken or proposed to be taken by EQT with respect to such Tax Contest, (ii) EQT shall timely provide SpinCo with copies of any written materials prepared, furnished or received in connection with such Tax Contest, (iii) EQT shall consult with SpinCo reasonably in advance of taking any significant action in connection with such Tax

Contest, (iv) EQT shall consult with SpinCo and offer SpinCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (v) EQT shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest and (vi) EQT shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of SpinCo, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)                                 EQT Rights.  In the case of any Tax Contest described in Section 10.02(a)(ii) (other than any Tax Contest described in Section 10.02(e)), if, as a result of such Tax Contest, EQT could reasonably be expected to become liable to make any indemnification payment to SpinCo hereunder or incur a liability for any Taxes (including as a result of a Tax Contest involving a SpinCo Relevant Flow-Through Return), in each case, in excess of $500,000, then (i) SpinCo shall keep EQT reasonably informed in a timely manner of all significant developments in respect of such Tax Contest and all significant actions taken or proposed to be taken by SpinCo with respect to such Tax Contest, (ii) SpinCo shall timely provide EQT with copies of any written materials prepared, furnished or received in connection with such Tax Contest, (iii) SpinCo shall consult with EQT reasonably in advance of taking any significant action in connection with such Tax Contest, (iv) SpinCo shall consult with EQT and offer EQT a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (v) SpinCo shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, (vi) EQT shall be entitled to participate in such Tax Contest, and (vii) SpinCo shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of EQT, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)                                  Distribution-Related Tax Contests.  EQT shall have exclusive control over any Distribution-Related Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to the following provisions of this Section 10.02(e).  In the event of any Distribution-Related Tax Contest as a result of which SpinCo could reasonably be expected to become liable for any Distribution Tax-Related Losses, (i) EQT shall keep SpinCo reasonably informed in a timely manner of all significant developments in respect of such Tax Contest and all significant actions taken or proposed to be taken by EQT with respect to such Tax Contest, (ii) EQT shall timely provide SpinCo with copies of any written materials prepared, furnished or received in connection with such Tax Contest, (iii) EQT shall consult with SpinCo reasonably in advance of taking any significant action in connection with such Tax Contest, and (iv) EQT shall offer SpinCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest.  Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in any Distribution-Related Tax Contest shall be made in the sole and absolute discretion of EQT and shall be final and not subject to the dispute resolution provisions of Article 14 or Article VII of the Separation and Distribution Agreement.

(f)                                   Power of Attorney.  Each member of the SpinCo Group shall execute and deliver to EQT (or such member of the EQT Group as EQT shall designate) any power of attorney or other similar document reasonably requested by EQT (or such designee) in connection with any Tax Contest controlled by EQT described in this Article 10.  Each member of the EQT Group shall execute and deliver to SpinCo (or such member of the SpinCo Group as SpinCo shall designate) any power of attorney or other similar document reasonably requested by SpinCo (or such designee) in connection with any Tax Contest controlled by SpinCo described in this Article 10.

Article 11.                   Effective Date; Termination of Prior Intercompany Tax Allocation Agreements.  This Agreement shall be effective as of the Effective Time.  As of the Effective Time, (a) all prior intercompany Tax allocation agreements or arrangements solely between or among any member(s) of the EQT Group, on the one hand, and any member(s) of the SpinCo Group, on the other hand, shall be terminated, and (b) amounts due under such agreements as of the date on which the Effective Time occurs shall be settled.  Upon such termination and settlement, no further payments by or to the EQT Group, or by or to the SpinCo Group, with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their Affiliates shall cease at such time.  Any payments pursuant to such agreements shall be disregarded for purposes of computing amounts due under this Agreement.  For the avoidance of doubt, any SpinCo Contracts (as defined in the Separation and Distribution Agreement), and any provisions in respect of Taxes contained therein, shall not be terminated pursuant to the foregoing.

Article 12.                   Survival of Obligations.  The representations, warranties, covenants and agreements set forth in this Agreement and Liability for the breach of any obligations contained herein shall be unconditional and absolute and shall remain in effect without limitation as to time.

Article 13.                   Treatment of Payments; Tax Gross Up.

Section 13.01                      Treatment of Indemnity Payments.  In the absence of any change in Tax treatment under the Code or other applicable Tax Law and except as otherwise agreed between the Companies or as otherwise required by applicable Law, for all Income Tax purposes, the Companies agree to treat, and to cause their respective Affiliates to treat, (a) any payment required by this Agreement or by the Separation and Distribution Agreement as, as applicable, (i) a contribution by EPC to SpinCo or a distribution by SpinCo to EPC, as the case may be, occurring immediately prior to the Internal Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)), (ii) a contribution by EQT to SpinCo or a distribution by SpinCo to EQT, as the case may be, occurring immediately prior to the External Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)), (iii) an adjustment to the purchase price, or (iv) as payments of an assumed or retained liability, as determined by EQT in its sole and absolute discretion; and (b) any payment of interest or State Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the Company entitled under this Agreement to retain such payment or required under this Agreement to make such payment.

Section 13.02                      Tax Gross Up.  If notwithstanding the manner in which payments described in Section 13.01(a) were reported, there is an adjustment to the Tax liability of a

Company or a member of its Group as a result of its receipt of a payment pursuant to this Agreement or the Separation and Distribution Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive.

Section 13.03                      Interest.  Anything herein to the contrary notwithstanding, to the extent one Company (such Company in its capacity as an indemnitor, an “Indemnitor”) makes a payment of interest to another Company (such Company in its capacity as an indemnitee, an “Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by Law) and as interest income by the Indemnitee (includible in income to the extent provided by Law).  The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Article 14.                   Dispute Resolution.  The Companies desire that collaboration will continue between them.  Accordingly, they will try, and they will cause their respective Group members to try, to resolve in good faith all disputes or disagreements regarding their respective rights and obligations under this Agreement, including any amendments hereto.  In furtherance thereof, in the event of any dispute or disagreement (other than a High-Level Dispute) (a “Tax Dispute”) between any member of the EQT Group and any member of the SpinCo Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Companies shall negotiate in good faith to resolve such Tax Dispute.  If such good faith negotiations do not resolve such Tax Dispute, then the matter will be referred to a Tax Advisor acceptable to each of EQT and SpinCo.  The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such dispute or disagreement.  The Tax Advisor shall resolve the Tax Dispute according to such procedures as the Tax Advisor deems advisable and shall furnish written notice to EQT and SpinCo of its resolution of any such Tax Dispute as soon as practicable, but in any event no later than forty-five (45) days after its acceptance of the matter for resolution.  Any such resolution by the Tax Advisor shall be consistent with the terms of this Agreement, and if so consistent, will be conclusive and binding on the Companies.  Following receipt of the Tax Advisor’s written notice to the Companies of its resolution of the Tax Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor.  In accordance with Article 15 (and except as provided in the immediately following sentence), each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor.  All fees and expenses of the Tax Advisor in connection with such referral shall be shared equally by the Companies.  Any Tax Dispute or High-Level Dispute shall be resolved pursuant to the procedures set forth in Article VII of the Separation and Distribution Agreement (provided, in the case of a Tax Dispute, that the procedures for resolution thereof set forth in this Article 14 shall apply in lieu of Section 7.1 of the Separation and Distribution Agreement, and the Parties may commence arbitration pursuant to Section 7.2 thereof only if there is a dispute or disagreement about whether any resolution by the Tax Advisor is consistent with the terms of this Agreement).  Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, each of EQT and SpinCo is the only member of its respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of EQT and SpinCo will cause its respective Group members not to commence any dispute resolution procedure other than through such party as provided in this Article 14.

Article 15.                   Expenses.  Except as otherwise provided in this Agreement or the Transition Services Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with the preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Article 16.                   Late Payments.  Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent (2%), compounded semiannually, from the due date of the payment to the date paid.  To the extent interest required to be paid under this Article 16 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Article 16 or the interest rate provided under such other provision.

Article 17.                   General Provisions.

Section 17.01                      Counterparts; Entire Agreement; Corporate Power.

(a)                                 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Companies and delivered to the other Company.

(b)                                 This Agreement, the other Ancillary Agreements, the Separation and Distribution Agreement and the exhibits, schedules and appendices hereto and thereto contain the entire agreement between the Companies with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Companies with respect to such subject matter other than those set forth or referred to herein or therein.  This Agreement, the other Ancillary Agreements and the Separation and Distribution Agreement together govern the arrangements in connection with the Separation and External Distribution and would not have been entered independently.  Except as otherwise provided in this Agreement, in the event of any conflict between this Agreement and the Separation and Distribution Agreement (or any other Ancillary Agreement), with respect to matters addressed herein, the provisions of this Agreement shall control.

(c)                                  EQT represents on behalf of itself and each other member of the EQT Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i)                                     each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)                                  this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)                                 Each Company acknowledges that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement.  Each Company expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Company to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Company at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 17.02                      Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  This Agreement (and any claims or disputes arising herefrom or related hereto or to the transactions contemplated hereby or to the inducement of any Company to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.  Subject to Article 14, each of the Companies, on behalf of itself and the members of its Group, hereby irrevocably (a) agrees that any Dispute shall be subject to the exclusive jurisdiction of the state and federal courts located in the State of Delaware, (b) waives any claims of forum non conveniens and agrees to submit to the jurisdiction of such courts, (c) agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 17.05 shall be effective service of process for any litigation brought against it in any such court or for the taking of any other acts as may be necessary or appropriate in order to effectuate any judgment of said courts and (d) waives to the fullest extent permitted by law any right to trial or adjudication by jury.

Section 17.03                      Assignability.  This Agreement shall be binding upon and inure to the benefit of the Companies and their respective successors and permitted assigns; provided, however, that neither Company may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Company.  Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement, the other Ancillary Agreements and the Separation and Distribution Agreement in whole (i.e., the assignment of a party’s rights and obligations under this Agreement, the other Ancillary Agreements and the Separation and Distribution Agreement all at the same time) in connection with a change of control of a Company so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Company.

Section 17.04                      Third-Party Beneficiaries.  The provisions of this Agreement are solely for the benefit of the Companies and their respective Groups and are not intended to confer upon any Person except the Companies and their respective Groups any rights or remedies hereunder, and there are no third-party beneficiaries of this Agreement, and this Agreement shall not provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 17.05                      Notices.  All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and except as provided herein, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, by facsimile, or by electronic mail (“e-mail”), so long as confirmation of receipt of such facsimile or e-mail is requested and received, to the respective Companies at the following addresses (or at such other address for a Company as shall be specified in a notice given in accordance with this Section 17.05):

If to EQT, to:

EQT Corporation
EQT Plaza
625 Liberty Avenue, Suite 1700
Pittsburgh, PA  15222
Attention:  General Counsel
Facsimile:  (412) 553-5970
E-mail:  JLushko@eqt.com

If to SpinCo (prior to the Effective Time), to:

Equitrans Midstream Corporation
c/o EQT Corporation
EQT Plaza
625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222
Attention:  General Counsel
Facsimile:  (412) 553-5970
E-mail:  JLushko@eqt.com

If to SpinCo (from and after the Effective Time), to:

Equitrans Midstream Corporation
625 Liberty Avenue, Suite 2000
Pittsburgh, PA 15222
Attention:  General Counsel
Facsimile:  (412) 904-1429
E-mail:  RCWilliams@equitransmidstream.com

A Company may, by notice to the other Company, change the address to which such notices are to be given.

Section 17.06                      Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.  Upon such determination, the Companies shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Companies.

Section 17.07                      Force Majeure.  No Company shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay.  A Company claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Company of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

Section 17.08                      No Set-Off.  Except as otherwise mutually agreed to in writing by the Companies, neither Company nor any member of such Company’s Group shall have any right of set-off or other similar rights with respect to any amounts owed to the other Company or any member of its Group pursuant to this Agreement on account of any obligation owed by such other Company or any member of its Group to the first Company or any member of its Group.

Section 17.09                      Headings.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 17.10                      Waivers of Default.  Waiver by a Company of any default by the other Company of any provision of this Agreement shall not be deemed a waiver by the waiving Company of any subsequent or other default, nor shall it prejudice the rights of the other Company.  No failure or delay by a Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 17.11                      Specific Performance.  Subject to the provisions of Article 14, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Company or Companies who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Companies agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of the Companies.

Section 17.12                      Amendments.  No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Company, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Company against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 17.13                      Interpretation.  In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto) and not to any particular provision of this Agreement; (c) Article, Section, Schedule, Exhibit and Appendix

references are to the Articles, Sections, Schedules, Exhibits and Appendices of or to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement, the other Ancillary Agreements and the Separation and Distribution Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendices) to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States, Pittsburgh, Pennsylvania, or New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to November 12, 2018.

Section 17.14                      Limitations of Liability.  Notwithstanding anything in this Agreement to the contrary, neither SpinCo or any member of the SpinCo Group, on the one hand, nor EQT or any member of the EQT Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other (other than any such damages to the extent awarded to a Third Party with respect to a Third-Party Claim).

Section 17.15                      Performance.  EQT will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the EQT Group.  SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the SpinCo Group.  Each Company (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Company’s obligations under this Agreement or the transactions contemplated hereby.

Section 17.16                      Mutual Drafting.  This Agreement shall be deemed to be the joint work product of the Companies, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Companies have duly executed this Agreement as of the date first written above.

EQT CORPORATION

By:	/s/ Robert J. McNally
	Name:	Robert J. McNally
	Title:	Senior Vice President and Chief Financial Officer

EQUITRANS MIDSTREAM CORPORATION

By:	/s/ Thomas F. Karam
	Name:	Thomas F. Karam
	Title:	President and Chief Executive Officer

[Signature page to the Tax Matters Agreement]